Exhibit 2.01A

ACQUISITION AGREEMENT

BETWEEN:

SILVERTON ENERGY Inc, a Nevada Corporation
a 101 E Park Blvd Ste 600, Plano, TX 75074

("**SLTN**" referred to as **"Buyer"** .)

AND:

AMERICAN HERITAGE INVESTMENT CAPITAL, LP a Texas Corporation
1001 Texas Ave #1400, Houston, TX 77002

(referred to as "**AHIC**" the **"Seller"**.)

and:

(**Buyer and Seller** including their below defined representatives are consecutively referred as the **"Parties"**)

Attachments: Appendix "A1" : Definitions and Interpretations
Appendix "A2" : List of Assets
Appendix "A3" : List and particulars of Overriding Royalties
Appendix "A3" : Sellers Statements

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Page 2 of 14 WHEREAS: A. (a) Buyer is a public company, reporting to a fully regulated sto ck exchange in the OTCMARKETS, INC USA, with more than three hundred shareholders. The company has its common s har es li ste d on the OTC Markets , Inc (the "SLTN") under the symbol SLTN. Bu yer is in good standing with all Regulatory Authorities as well as current with all its corporate filings and has i ts registered offices. Buyer 's objectives are to be focused on investments and E& P within the Oil & Gas i ndu stry and, SLTN i s desirous to acquire certain percentages of the NRI of se l ected assets of NET in stages including o pera ting experience to expand its management team withi n that industry sector. (b) Seller is represented by its General Partners , Mr . Jeffrey Fannmg ("JF"}, and Mr . Rafael Pinedo ("RP"), whereby JF a nd RP will also be th e agen ts for Buyer to nego t iat i ons to facilitate the execution of the proposed transaction with Seller ; and (c) Buyer d esi r es to acquire all the working interest and overriding royalty interests in the listed Assets of the Leasehold (Appendix " A") . B. (a) Se ller owns and operates an oil a nd gas Leasehold described in Append i x " A I", which are all l ocated in Oklahoma and Arkansas (hereinafter the " Assets ") covering we lls and leases located in Beaver , Creek, C ana dian, Garvin , Garfie ld , Harper, Kingfisher, Major , Okmul gee, Muskogee (C ul to n , Milligan , fuller, an d Woodward Co u nties, including its in Oklahoma located Assets listed in Appendix "A 1 ". C. Seller believes the curren t value of these assets is E i ghty - one Million dollars ($81,000,00 0 ), based upon the Resou r ce Evaluat i on Report prepared according to National Instrum e nt 51 - 101 by MKM ENGINEERING (QP), In dependent Qualified Reserves Evaluator License F - 009377 , dated April 2 9 , 2022. This report reflected a Net P resent Value of Future Net Reve n ues (10% di scount rate) of $52,500,000 at the time of the report. Based upon the increase in the market value of the underlying pr ice of a barre l of oil and billion cubic feet of gas s in ce t hi s report , Se ll er believes that the value of the asset s has increased to $81, 00 0,000. However, Seller can offe r no assurances as to the increase in the value of the assets; Seller has agreed hereb y to se ll , assign , and convey to the Company and the Company has agreed hereby to purchase and accept the Subject Interest in the L eases subject to the terms and conditions of this Agreement a n d all it s working and overriding royalty interests i n the Assets listed in Appen di x "A2". D. The Parties have reached a consent as to the terms and conditions of the purchase and sale and wish to articulate this agreement. NOW THEREFORE t he Parti es agree that, to proceed effectively, the terms and conditions set forth within thi s agreement including its Appendices will be the basic terms and therefore the Parties agree to the following : 1. Definitions and Interpretation 2. (a) For the purposes of this Agreement and the convenience to the r eader hereof , the Definitions and Interpretations are attached as Appendix " Al . 0 " to this Agreemen t whereby all capitalized word and short for ms within this Agreement are referred to as defined herein ; (b) th i s Agreement may include additional defin ed tem 1 s set forth within "ex clama tio n marks " ; (c) unless the context otherw ise clearly indicates , words u se d in the sing ular include the plural , the word "Person" includ es natural and artificial persons as define in Appendix " A " 1 . 0 ", t h e plural includes the singular, and any gender includes the masculine, feminine, and n euter . 1. Basic Structure the Acquisition of Seller's Assets and Int e gration of Operating Entity 2. The Parties agree to use their best commercial efforts to formulate a payment structure for the acqu isiti on of Assets including the integration of operating entity including an operating team into Bu yer 's organization: (a) the Partie s will minimize or eliminate any adverse approval tax conse quence s and be as cost effect i ve , but also to provide the possibility of a cost - efficient unwinding of the Transaction for the

Parties in case the desired funding or any other of the agreed upon conditions cannot be accomplished; and

(b) the Transaction becomes effective subsequent to the approval of the company including the approval of the Board of Directors ("BoD") and the completion of a NI 51-101 Report performed by a Qualified Person ("QP"), which is compliant with the "NI 51-101 "Standards of Disclosure for Oil and Gas Activities" under the SEC rules.

2.2 The Parties recognize and confirm further that:

(a) Buyer will continue its due diligence and will have examined the title and conditions of all equipment which Seller will sell, assign, and deliver to Buyer all of Seller's right, title, and interest, in the working interests in the listed Assets is going to be executed; but

(b) the acquisition and assignment of leases shall be those listed in Appendix "A1", The Parties agree that Seller will assign all its right, title, and interest of every kind in the Leasehold regardless of whether it is covered by the leases described in said assignment; but

(i) the said assignment shall stay in the control of the Seller's Escrow Agent, as indemnified within Appendix "A1") and shall only be recorded one day after the receipt of the full purchase price and No recordation provision will survive this agreement, the Acquisition include that Seller will assign and deliver, and Buyer will acquire all the working and overriding royalty interest of all Assets owned by Seller; whereby

(i) Seller shall not merge the Overriding Royalty Interests into the working interest until purchase price has been paid in full; and

(ii) Parties agree that the overriding royalty interest in the Silver Red Fork Sand unit is amounts to three hundred thousand US dollars (US$300,000) as will be confirmed by QP;

(c) unless disclosed the Assets to be acquired by Buyer, will be free from any outstanding liens, charges, claims or Encumbrances and the Parties will execute all documents as the Parties, or their solicitors may require in order to effect Transaction under this Agreement. The Parties also confirm that they have no further engagements and liabilities outstanding other than those that have been disclosed herewith or within their attached financial statements.

3.0 Agreed basic Terms for the Transaction

3.1 Buyer desires to acquire the Assets of Seller's Leasehold for the Acquisition-Price referred to the value of the Leasehold must be confirmed by an "NI 51-101 Report" or verified by a PQ as referred to in this Agreement as basis for the accounting validation by Buyers's auditors.

3.2 The execution of the agreement will contain the customary representations, warranties and covenants given by the Parties which will also include in more detail the initial operating objectives

3.3 upon the execution of this agreement, with the consent of the board of directors.

3.4 The term "Leasehold" as used herein, shall mean:

- all oil, gas, and mineral leases, any unitization orders, all forced pooling orders and all other licenses, permits and orders which cover, authorize or relate to the exploration for and production of oil, gas, and other minerals from the lands described above.
- all wells located on the above described lands, personal property, fixtures, compressors, gathering systems, pipelines, inventory located thereon, equipment, and improvements located on the Leases or the Land, or used or obtained in connection with the ownership, exploration, development, or operation of the leases

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Page 4 of 14 • on the Land, or th e production, sa le , processing, treating, stor i ng, gathering, transportat i on or disposal of h ydrocarbons, water or any other s ub stances p r oduced th erefrom or attributable thereto; • all contracts, agreements, l eases, lic enses, easements, right s - of - way, ri gh t s under o rd e r s of re gulatory authorities ha ving jurisdiction w i th re spect to, a n d other properties and rights of every nature whatso ever in or incident to the owners hip, exploration, development , u se or occupancy of t he Leases or the Land or any interest t her e in , or th e pro d uc ti on, sa le, proce ss in g, treatin g, sto rin g, gathe rin g, tran s portation or d i sposa l of h y drocarbons , wate r or any othe r substance prod u ced therefrom or attributable thereto ; and all other right s a nd intere sts of every nature whatsoever owned by Sell e r r el ating to the Leases o r the listed Assets, Land or the ownership or operation t h ereof, including, but not limited t o, s urface l eases and und e veloped l ease hold l oca t e d within the Listed Assets, prov ided , however, that there i s excepted speci fically from the t erm Leas eh old: • • surface ownership of the real pro p erty cove r ed by the Assets , all mineral int erests and ro ya lty inter est, overriding royalty interest owned b y third patties, and ot h er similat · rights and in tere sts in and under the Leasehold and t he Land, and all hydrocarbon pr od uction fro m or attributable to the Leasehold or the Lan d with resp ect to all p er i ods prior to the Effe ct ive Time of this agreement. 1. Acquisition or Purchase Price and Payment Terms for Acquisition 2. Buyer agrees to pay for a ll of Seller' s in terest in th e Leas e h o ld includin g Royaltie s and ov er riding Royalties, the principal s um of eighty - one million US Dollars , (US$81,0 0 0,000.00), which s hall be paid as follows: WHER EAS, t he Company and Purchaser are executing a nd deliverin g this Agreement in reliance upon the exemptio n from secu r ities regi stration afforded by the rules and r egulat ion s promulgated by the U nited States Secu ri ties an d Exchange Commission (The "SE C ") under the Sec uritie s Act of 1933 , and amended (the '' 1 933 Act ") ; WHEREAS, t be Purchase Price for th e Purchased Assets s h all be paid b y the Company t o t he sell e r : 1. the iss uance of a Co nvertibl e Promissory Note payable to (AHIC) in the principal amount of E ighty - one million d olla r s ($81 ,00 0 , 000) in the form of Exhi bit B , attac hed hereto and incorporated herein. The note is convertible into shares of the Company's co mm on stock. Notes maturing within (twe n ty years) 20 years of the acquisition , upon execution of this Agreement. (c) Un til full pay ment h as been re ceive d by Seller : (i) B uyer shall not encumbe r the leases , wells equ ipment and th e U nit Pr oduc t ion, with mortgages, liens , saJe contracts, dr illing co ntract s, UCC - l liens (see Appendix "Al"), Operator's Lien, Un it Op e rator 's lien s, production payment s ; (ii) Bu yer sha ll at all times maintain th e p r operty su bj ect to its contracted free and clear to be handed over to the Seller in the present o r better condition as received on date of this contr act until fu ll pa yment has been received. (d) Once Buy e r is in charge of the operation, Buyer - S eller shall operate the wells and the l eases ; and (e) This contract shall be treated as a Promissor y Note and Mortgage upon the Leasehold with right to sell and rep oss es s without a judicial s al e which shall be updated and reduced t o the remaining

Page 5 of 14 balance after each payment to the p r incipal s u m of the Acquisit i on - Price. (f) Selle r shall still be deemed to be tbe owner of the leases and the production of the Leasehold until payment has been received i n full by the Buyer. Seller may enter the premises at mutuall y agreed times, but will take back contro l of premises , wells, equipme n t, product ion and exclude the Buyer from the premises only, if an uncured default is es t ablished. 5. The Effective Date of the Ac quisition . The Parties agree that the Effe ctive Date of the Acquisit i on w ill b e the April 4, 2024. 6. No Warrantv of Equ ipm ent or Amount of Production. Buyer acknowledges that the e q ui p ment located o n or in the we ll s located on th e Listed Asset s and an y equipment used for the production of the Assets, wells, are being tr ansferred "as is" and "where is" without warranty of merchantability or condition and that Bu yer has satisfied itself regarding the condition of the equipment and the wells ability to produce a specified amount of oi l or othe r products therefrom and no warranty or repr ese n tatio n regarding the amoun t of production that will be availa ble from operating the wells is being made by Seller. 7. Representations and Warranties of Se ller. 1. As a mate ri a l i nduce m ent to Buyer enter ing int o and perfor ming it s obligations under t hi s Agree ment , Seller h ereby represents and warrants to Buyer as of the date hereof, and by proceeding with theClosing will be deemed to represent and warrant to Bu yer as of the C l osing - Date , t h e following: (a) B in ding Effect . That the u nd ers i gned has duly executed and delivered this AGR EE MENT as Seller and he is author i zed to execute it on behalf of all parties named ab ove as Seller, and a ll in str ument s required h ereu nder to be executed and delivered by Seller . (b) Status of Properties: No Liens . Since the acquisition by Seller of the Leasehold, Seller ha s not made any assignment, conveyance , or other dispo sitio n of any suc h prop ert ie s or any intere st therei n . Seller's interests i n the Leasehold are not subject to or b u rdened by a mortgage , security inte r est or other lien cre ated or arising by , thr ough o r under Seller. Any benefits accrued to Seller by any instrument file d , are to be conveyed to Buyer. No l abor or material liens may be filed against the pro perty or the intere st of S ell er for services provided within the l ast 1 80 day s has not been paid for by Seller, or Seller sha ll beobligated to pay all costs i ncurred by it to develo p and mainta i n the Leasehold oil and gas production. (c) Status of Leas eh old : All leases are in full force and effect (an d before the end of February 2022). Seller wou l d have made shut in royalty payments or are being held by production from the lis t ed Assets. All royalty and Overriding R oyalty Interest payments have been made current through Oil Purchasers via l ast purchase of o i l in January 2022 . Th ere are no lawsuits or disputes filed i11 any Distr ic t Court of La w w ith min era l owners ove r the validity of the o il and gas le ases . T h e ac re age under non - operated wells are for Buyer to propose n ew dri ll ing s ite s. All expenses to suc h non operated wells have not been paid and Bu yer is under n o obligation to purchase them without reducing the purchasing price. Seller will give notice to Operators of non - operating we ll s to shut dow n the ope r at i ons to not in cur add i tiona l lia bilit ies. Selle r h as ce11a in o bl i gations to Ok l ahoma Corporation Commission. 1. Broker and Other Fees. Seller has in cu1Ted no li ab ility, contingent or otherw ise, for broker or si milar fees in respect of t hi s tra n sac tion for which B uyer s hall have any r esponsibil i ty whatsoever. 2. Compliance with Agreements and Laws. To Seller ' s knowledge, no default exists under any of the tenns and provisi on , express or implied , of the Leases or of any material agreement , contract or co mm itment to which Se ller i s a party or to which any of the Le asehol d i s subject, and Se ll er has not received any notice of any claim of s uch default from mineral owners. Seller is unaware if any wells included in the Lea seho ld have been drilled , completed , and operated in substantial compliance with all applicable rules and regulations of the Oklahoma Corporation Commi ssio n . T h ere are no unabated environmental vio l ations.

Page 6 of 14 4. Contracts Relating to the Interes t s . Seller has n ot entered on any contracts affecting Seller's interest in the Lease h old for which B uyer will have any responsib i lity or liability after the Closing except as set forth in Appendix ''B" attached hereto. 5. Clai m s o r Lit i gat i on . There is n o suit, act i o n o r other procee d i n g pe n d i ng agai n st Se ll er before any court or govemmentaJ agency relati n g to the Lease h old , nor to the knowledge of the Seller. If there will be any claim, d i spute , suit, action, or other proceedi n g threatened again s t Seller or pend i ng or threatened against any of the Leasehold which might result in the impairment or loss of Seller's title to the same or the va lu e thereof, t hen such lease h o l d shall b e excluded from this sale. 8 . 0 R e pre s entation s and Warranties of Bu ye r . As a material inducement to Seller entering into and performing its obligations under the terms of this agreement . Buyer hereby represents and warrants to Seller as of the date hereof , and by proceeding wi t h t h e Clos i ng will be dee m ed to r epresent a n d warra n t to Seller as of t h e C l osing - D at e . (a) The authorized capital stock of the Compan y consists of " Unlimited " shares of common stock, par value $ . 001 per share (the "Company Common Stock") , of which 94 , 600 , 000 shares are issued and outsta n ding as of thedate of this Agreement, 1 s h are of Se r ies A P r eferre d S t ock, 1 , 0 0 0 , 00 0 shares of Ser i es B P r e ferred Stock and approx i mate l y 825 , 000 shares of S e ries C Preferred Stock at par va l ue $ . 00 per share are a l so issued and outstanding , as oft b e date of this Agreement . (b) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly i ssued and are fu ll y p a id , nonassessa b le an d free of p reempt i ve r i g h ts . The Company Com m on Stoc k to be i ssue d to the Seller pui - suant to t his Agreement will , w h en issued as specified herein, be validly i ssue d and outstandi n g , fully paid and non - assessable , and not issued in violat i o n of t he p r eem p tive rights of any other person . ( c) To the Company's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that hav e b een ente r ed in t o among t he s t ockholders o f the Co m pa n y, or charges, lie n s or enc u mbrances on i ssu ed shares of th e Company Common Sto c k . 1. Financial Statements. As a company whose common stock trades on the Over - T he - Counter Bu ll etin Board, the Company is required to file certa i n financial reports with the Securities and Exchange Commission (the "SEC"). The Se ll er a nd its directors have had a c ha n c e to review said reports as they are pu blic d ocuments (said p u bli c l y ava i lable r eports and schedules thereto are referred to herei n as the "Compa n y F inancial Statements"). Except as otherwise set forth in Section 2.4 of the D isclosure Schedule , each of the Company Financial Stateme n ts filed since D ecembe r 31 , 2021 is complete and correct in all material respects , has been prepared in accordance with GAAP consistently applied throughout the periods presented, and p r esents fairly the fi n a n cial posit i o n , re sults of ope ra tions , cash :flo ws and stock h olde r s ' equity of t h e Co mp any as at the dates and for the perio d s indicated (su b ject , in the case of unaudited statements, to n ormal , recurring aud i t adjustments which will n o t be mater i al i n amount or significance) and does not include or omit to state any fact which renders the Company Financial Statements misleading. There has been no change in Company accounting policies since March 16, 2022, except as described i n the notes to the Company F i nancia l Stateme n ts. 2. Absence of Certain Changes. Excep t as otherwise set forth in Section of the Disclosure Schedule or in its periodic r eports fi l ed w i th the SEC pursuant to the Securities Exchange Act of 1934 , since Marc h I6 , 2022 , the Company has not: (a ) suffered any mater i al a d ve r se change i n its bus i ness, o p erations, assets, or fi n a n cia l cond i tio n , except as reflected on the Company Financial Statements;

(b) suffered any material damage or destruction to or loss of the assets of the Company, whether or not covered by insurance, which property or assets are material to the operations or business of the Company taken as a whole;

(c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

(d) entered into or terminated any material agreement, commitment or transaction, or agreed to or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

(e) written up, written down or written off the book value of any material amount of assets, other than in the ordinary course of business; or declared, paid or set aside for payment any dividend or distribution with respect to the capital stock of the Company.

9.0 The future Board of Directors

As required, the company will need to nominate two directors with specific knowledge in the Oil & Gas industry to its board. The present board members, officers and the new board members will provide full disclosure and cooperate in every aspect with the affairs of Buyer and Seller, to facilitate an efficient team cooperation.

10.0 Closing

Closing Place and Time. The agreement can be executed in multiple location and submitted via electronic mail or facsimile but the closing shall take place within one (1) Business Days after the confirmed execution by both parties. Closing shall take place at the offices of Seller, at 4133 N. Lincoln Blvd., Oklahoma City, OK 73105, or such earlier date or time and place as may be agreed to by Parties.

10.1 At the Closing:

(a) Seller shall deliver executed Assignment, Conveyance and Bill of Sale covering the Leasehold to Buyer to be placed with Seller as defined in Appendix "A1";

(b) Seller shall deliver all files, data, and records pertaining to the Leasehold to be returned upon demand to Seller in case of a default by Buyer until said default is cured.

(c) Seller shall deliver a properly executed Form-1073 (see Appendix "A1") for the transfer of operations to Buyer.

11.0 Preliminary Acts and Conveyances.

11.1 Prior to effecting the sale and purchase the Buyer has satisfied himself on title to the Leasehold and the parties agree to work together diligently and in good faith to accomplish as expeditiously as reasonably practicable any questions that may arise regarding title to the Leasehold property or the operations.

11.2 For this agreement, the purchase price includes 90% of mineral leasehold and 10% equipment leasehold due to depreciation.

11.3 However, no equipment shall be removed, hypothecated, and sold:

(a) by Seller prior to transfer of operations to Buyer; and

(b) by Buyer until full purchase price of Leasehold has been paid,

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(c) any reduction and alienation in equipment or Leasehold value under 11.2, (a) and (b) shall be considered as a criminal felony.

12.0 Post-Closing Matters.

12.1 (a) Sales Taxes. It is understood that sales taxes, if any- may be imposed on account of the transaction contemplated hereby. Seller will be responsible for all such taxes, will remit same to the proper governmental authorities within the time allowed for by law for payment thereof and will hold Buyer harmless with respect thereto, including any penalties or interest assessed for late payment.

(b) Receipts and Disbursements. If, after the Closing, Buyer receives any funds relating to operations on or production from the Leasehold prior to the Effective Time, or Seller receives any funds relating to operations on or production from the Leasehold after the Effective Time, thenthe party receiving such funds shall account therefor and pay the same to the other party promptly after receipt thereof. Oil produced and in the tanks prior to closing shall be measured by both parties prior to closing and if Seller wishes it picked-up by purchaser shall cause it to be done prior to closing. Otherwise, Buyer will pay the net amount to Seller when payment therefore is received by Buyer following closing.

13.0 Allocation of Liability.

(a) Seller shall remain liable and responsible for all costs and expenses attributable to the ownership or operation of the Leasehold including all environmental violations which occur prior to the transfer of operations to Buyer; and

(b) Buyer shall be liable and responsible for all costs and expenses attributable to the ownership or operation of the Leasehold including all environmental violations which occur, during the time the transfer of operations to Buyer has been executed by Seller.

14.0 Access to Information, Confidentiality and Disclosure.

14.1 The Parties agree that, immediately upon the execution of this agreement:

(a) Buyer and its respective or authorized advisors will have full access during normal business hours to review, or Seller will deliver to Buyer, copies of all documents pertaining to the operations of Seller;

(b) Seller and its respective advisors will have full access during normal business hours to review, or Buyer will deliver to Seller, copies of all documents pertaining to the operations to the buyer which are requested by Seller required by the Regulatory Authorities.

14.2 Confidentiality.

(a) Each party shall without limit in time, keep and procure to be kept secret and confidential all Confidential Information belonging to the other party disclosed or obtained as a result of the discussions and negotiations leading to the execution of, or the performance of this agreement and shall neither use nor disclose any such Confidential Information except for the purposes of the proper performance of this agreement or with the prior written consent of the other party. Where disclosure is made to any employee, consultant, adviser, or agent, it shall be made subject to obligations equivalent to those set out in this agreement; and

(b) Each party shall use its best endeavors to procure that any such employee, consultant, adviser, or agent complies with each of those obligations. Each party shall be responsible to the other party in respect of any disclosure or use of any of the other party's Confidential Information by a person to whom disclosure is made.

(c) Buyer shall not contact the mineral owners or Seller shall not contact the Regulatory authorities or buyers's shareholders unless it is required as part of their due diligence and without the intentto cause any harm to the other party.

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14.3 Disclosure.

(a) Except as and to the extent required by law or policies of any Governmental Authorities, without the prior written consent of the other party, neither Seller nor Buyer will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or remarks with respect to the transaction, or otherwise disclose or to permit the disclosure of the existence of discussions regarding a possible Acquisition between the Parties or any of the terms.

(b) if a party is required by law to make any such disclosure, it must first provide to the other Parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

15.0 **Termination.**

It is understood and agreed that this AGREEMENT may be terminated by either Party if:

(a) the Parties cannot meet the agreed upon obligations of the Acquisition; and

(b) the Parties agree to promptly return all documentations, upon request, which have been delivered to each other as part of the anticipated Acquisition.

(c) Buyer shall reserve the right to terminate this agreement, in all parts, in the event the completed Resource Evaluation Report does not reflect, at minimum, the value of the contracted purchase price.

(d) Buyer shall reserve the right to terminate this agreement, in all parts, in the event Buyer should identify a discrepancy in the chain of title for sufficient delivery of the assets to the Buyer.

(e) Buyer shall reserve the right to terminate this agreement in the event institutional sponsors are unwilling to appropriately capitalize the company with at minimum, 10% of the Resource Evaluation Report Value.

16.0 **Miscellaneous.**

16.1 **Notices.** All communications required or permitted to be given under this Agreement shall be in writing and delivered, mailed, or transmitted by e-mail to the Parties at the addresses set out below. Notices shall be deemed given when received except those notices given by e-mail transmission on weekends, holidays or after 5:00 p.m. Central Time, shall be deemed received on the next business day. If delivered by commercial delivery service or mailed by registered or certified mail, the delivery receipt shall be evidence of the date of receipt. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made. Venue of this agreement shall be in Oklahoma County.

(a) Notices to Seller: **AMERICAN HERITAGE INVESTMENT CAPITAL, LP a Texas Corporation** at 4133 N. Lincoln Blvd, Oklahoma City, OK 73105.

Notices to Buyer: **SILVERTON ENERGY Inc, a Nevada Corporation** at 101 E Park Blvd Ste 600, Plano, TX 7507.

16.2 **Binding Effect and Counterparts.** This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and may be executed in any number of counterparts which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

16.3 **Expenses.** Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

16.4 **Superseding Effect and Survival.** This Agreement supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof and the representations, warranties and covenants of the parties set out herein shall survive the Closing.

16.5 **Waiver.** The rights and remedies of the Parties to the Agreement are cumulative and not alternative.

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Page 10 of 14 Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to herein will operate as a waiver of s uch right, power or privilege, and no si ngle or partia l exercise of any such right, power o r privilege will preclude any othe r or further exerc i se of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent pennitted by applicable law; (a) no waiver of any claim or right under this Agreement will be valid unless evidenced by a writing signed by the waiving party; (b) no waiver given by a party will be app l icab l e excep t in the specific instance for which it is given; and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party or of the right of the pa 1 ty giving such notice or demand to take fu 1 ther action without notice or demand as provided in this Agreement or the documents r eferred to herein . 6. Liti g ation. In the event it is necessary to file suit or hire an attorney to enforce the provisions oft his agreement each party shall incur its own costs of litigation. 7. Offe r to E mp loy . Bu yer sha ll not hire Se ller 's employees and vice versa, prior to the transfer of operations from Seller to Bu yer unless it is mutually agreed upon. It is understood that irreparable harm cou ld occur to the Parties and the Parties shal l be entitled to immediate injunction against each other without posting a bond for violation, se lling , encumbering the equipment, lease s, wells, production, and the Leasehold. 8. T i me l y Rova l tv pa y m ents . The patty in c harge of th e o peration shall always assure that all R oy alties are paid and kept current. 9. C urren cy. All references to "US $" in this agreement shall refer to currency of USA . 10. Severa bili ty . Jf one or more of the provisions in this AGREEME T are deemed void by law, then the remaining provisions will con tinue in full force and effect. 11. Successors and Ass i g n s. This AGRE EMEN T will be binding upon, executors, administrators and other legal representatives and its assigns. 12. Fo rbe ara n ce Not a Waiver . Extension of the time for or modification of perfonnance shall not operate to release the liability of Parties. A party shall not be required to comme nce proceedings against any default party. Any forbearance in exercising any right or remedy including, without limitati o n, sha ll not be a waiver of or preclude the exercise of any right or remedy.

IN WITNESS WHEREOF, the Parties hereto have agreed to accept the reference date as the execution date of this Agreement. For Buyer: SILVERTON ENERGY Inc For Seller ; AMERICAN HERITAGE INVESTMENT CAPITAL, LP ACKNOWLEDGE ME TS STATE OF \ Ot..OtS ) )SS COUNTY OF 't> \ \ Q.S. ) 'S4 c 1 .. . . - . , .. - , .. C - , . \ The foregoing instrument was acknowledged before me this _ \ _ day of VY' \ o...d , 2024, by s .t - ' - " \ . Manager and Authorized Repr esentative of Silverton Energy, Inc ., on behalfoft he Silverton Energy I nc . IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year first above written . Page 11 of 14 ( SE A L _ ) - -- -- - - - -- Notary Public My Commission Expires 2 \ \ \ i . Commission No. \ 5' - \ '1.0 \ L YOANY SERV I N Notary ID #134203912 My Commission Expires February 15, 202 7 STATE OF Texas ) )SS COUNTY OF Tarrant ) The foregoing instrument was acknowledged before me this day of May 2024, by Rafael Pinedo Manager and Authorized Representative of AMERICAN HERITAGE INVESTMENT CAPITAL, LP of the company . IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year first above written. (SEAL) -- - ..!l :S:: =11 • = Notary Public, State of Texas otary Public Shannon Johnson Shannon Johnson ID NUMBER 134729043 COM M I SSION E X P I RE S Jan u ary 24 , 2 028 My Commission Expires 0112412028 . Commission o . 13 4729043 . Electronically signed and notar i zed online using the Proof platform.

PROMISSORY NOTE

Borrower: SILVERTON ENERGY, INC. (the "Borrower") a Nevada Corporation

Lender/Holder: AMERICAN HERITAGE INVESTMENT CAPITAL, LP. (the "Lender") a Texas Corporation

MATURITY DATE: May 1, 2044

REGISTERED OWNER: AMERICAN HERITAGE INVESTMENT CAPITAL, LP

PRINCIPAL AMOUNT: EIGHTY-ONE MILLION AND NO/100 DOLLARS ($81,000,000.00)

Section 1. Loan Amount. FOR VALUE RECEIVED, the Borrower promises to pay to the Lender at such address as listed above, or such other address as may be provided in writing to the Borrower, the principal sum of Eighty-on Million and no/100 dollars ($81,000,000.00), without interest.

Section 2. Loan Payment. This Note will be repaid in in a single, lump-sum payment on May 1, 2044. At any time, the Borrower may pay the outstanding balance owing under this Note to the Lender without further bonus or prepayment penalty.

Section 3. Default; Late Payment and Right to Cure. Notwithstanding anything to the contrary in this Note, if the Borrower defaults in the performance of any obligation under this Note, the Borrower shall have thirty (90) days to cure the default.

Section 4. Costs and Remedies. All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by the Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and shall be immediately paid by the Borrower. In the case of the Borrower's default and the acceleration of the amount due by the Lender, all amounts outstanding under this Note will bear interest at the rate of ten (5%) percent per annum from the date of demand until paid.

Section 5. Collateral (Modified) This Note is given to secure the payment of the purchase price of certain assets. Should the Borrower default in payment as required under this Note, or after demand for payment has been given pursuant to Section 3 above, the Lender shall have the option to:

(a) For each $15,000,000 introduced to the company through institutional investors, a payment of $3,000,000 shall be immediately delivered to seller and credited against this note.

(b) Foreclose on the collateral as described in this Section 5; or

(c) Convert the collateral to preferred stock: In the event of a default that is not cured within the cure period specified in Section 3, all or a portion of the collateral, at the Lender's sole discretion, shall automatically convert into shares of preferred stock of the Borrower company. The conversion ratio (i.e., the number of shares of preferred stock issued for each unit of collateral) shall be determined based on a fair market valuation conducted by a mutually agreed-upon independent appraiser. The converted preferred stock shall have the following characteristics:

Voting Rights: The preferred stock shall have one-vote for one-share.

Conversion: After a period of five (5) years from the date of conversion, the preferred stock shall automatically convert into shares of common stock of the Borrower company on a one-for-one basis.

The Lender shall be entitled to all rights and privileges associated with the ownership of the preferred stock, including the right to receive dividends if declared by the Board of Directors. This Note is given to secure the payment of the purchase price of certain assets. Should the borrower default in payment as required under this Note, or after demand for payment has been given pursuant to Section 3 above, the collateral shall be immediately provided to the Lender and the Lender shall be immediately granted all rights of possession as the owner, subject to the limitations as identified in Section 3 above.

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Section 6. Severability. If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

Section 7. Applicable Law; Venue. The terms of this Note shall be governed exclusively and construed in accordance with the laws of the State of Nevada, or any state that has jurisdiction over the buyers company.

Section 8. Binding; Waiver of Certain Notice. This Note will enure to the benefit of and be binding upon the heirs, executor, administrators, successor and assigns of the Borrower and Lender. The Borrower hereby waives demand, presentment, notice of dishonor, protest, notice of protest, and diligence in collecting this note and diligence in bringing and prosecuting suit against any party bound hereby; and agree that no extension, renewal, or partial payment, or release or substitution of collateral before or after maturity with or without notice, shall release or discharge the obligation of any such party.

Section 9. Section Headings Not Controlling. The Headings of the several Sections of this Note have been prepared for convenience of reference only and shall not control, affect the meaning of, or be taken as an interpretation of any provision of this Note Indenture.

Section 10. Counterparts. This Note may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 11. Sale of Note (Modified)The Lender shall have the right to sell, assign, or transfer this Note, in whole or in part, to a third party (including, but not limited to, banks or investment funds) at any time after twenty-four (24) months from the date of this Note's execution by the Borrower. The Borrower acknowledges and agrees to be bound by the terms of this Note by any subsequent holder.

[Remainder of Page Left Blank Intentionally]

Page 13 of 14

arties have du ly affixed their signatures as of this 1 st day of May 2024 . ...) <...) C . th Printed rune for AMERICAN HERITAGE INVESTMENT CAPITAL, LP ACKNOWLEDG EME NTS STATE OF \ Cl:) C - . C \ 5 . ) )SS COUNTY OF \ )a.). \ _a.S ) '$01"""U. C.o..,, - ' The foregoing instrument was acknowledged before me this_ \ _ day of '(Y \ o_ . 2024, by s , Representative of Silverton E nergy , Inc . , on behalf of the Silverton E nergy, Inc . Manager and Authorized IN WITNESS WHEREOF , I have hereunto set my hand and affixed my notarial seal the day and year first above written. (S EAL) , _ otary Public My Commission Expires - Z \ tsl . Commission o . \ 3 \ . \ W39 , - i - YOANY SERV IN Notary ID #134203912 My Commission Expires February 15, 2027 STATEOF Texas )SS COUNTY OF Tarrant T he foregoing instrument was acknowledged before me this Jg day of May 2024, by Rafael Pinedo Manager and Authorized Representative of AMERICA HERITAGE lNVESTME T CAPITAL, LP of the company . IN WITNESS WHEREOF , I have hereunto set my hand and affixed my notarial seal the day and year first above written. (SEAL) S• Notary Public, State of I exas otary Public Shannon Johnson M y Comm1 . ss1 . 0n E xpt . res _ 01/24/2020 . Page 14 o f 14 Shannon Johnson ID NUMBER 134729043 COMMISS I ON EX PIRE S January 24 , 2028 Commission o . 134729043 . Electronically signed and notarized online using the Proof platform .

APPENDIX A - 2 – List of Assets SE C STAT US Well Type Well Name operat or county API No. Sr.N o. 4 SI OIL JERRY NO 2 24595 BEAVER 350072407 7 1 4 ON GAS PLETTE 1 - 4 24595 BEAVER 350072224 3 2 19 SI GAS DICKEY 24595 BEAVER 350072144 0 3 26 SI GAS OLAMSTEAD 24595 BEAVER 350072158 1 4 16 ON GAS SMYRES 24595 BEAVER 350072168 6 5 34 SI OIL MAHANAY 24595 BEAVER 350072211 9 6 4 SI GAS EVANS B 24595 BEAVER 350073623 6 6 4 SI GAS MILES E 24595 BEAVER 350073625 7 7 21 SI OIL GODFREY 24595 BEAVER 350132004 0 8 19 ON GAS KIMBLE 24595 caddo 350152206 3 9 30 SI GAS SCHOOLFIEL D 24595 350252092 1 10 8 SI OIL GORE 24595 DEWEY 350432241 5 11 8 SI GAS THOMSEN 24595 DEWEY 350432243 3 12 23 SI GAS ZOLA FAYE 24595 ELLLIS 350452154 9 13 10 SI GAS BARRETT 24595 ELLIS 350452163 7 14 8 ON GAS KNOWLES 24595 ELLIS 350452187 2 15 35 SI GAS WEINKAUF 24595 BEAVER 350472405 2 16 22 SI GAS STATE 24595 BEAVER 350592004 0 17 11 SI GAS MILES 24595 BEAVER 350592035 8 18 15 SI GAS GEOFREY BARRETT (ADDITN 1 - 15) 24595 HASKELL 350612048 8 19 34 SI GAS ARNY CORPS OF ENGNRS 24595 HASKELL 350612052 1 20

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APPENDIX A - 2 – List of Assets 15 SI GAS RUTHIE LEE (HOLLIS # 1) 24595 HASKELL 350612056 4 21 10 SI GAS LEE MARY 24595 HASKELL 350612062 2 22 10 SI GAS SCOTT PATRICK 24595 HASKELL 350612068 6 23 10 SI GAS PATRICK STEPHEN 24595 HASKELL 350612078 4 24 15 SI GAS ARTHUR SHERMAN 24595 HASKELL 350612082 3 25 28 SI GAS JESS BRYCE 24595 HASKELL 350612153 4 26 34 SI GAS HARJO 24595 HASKELL 351072200 9 27 12 SI OIL SKI 24595 HASKELL 351072236 7 28 27 SI GAS GOLDIE CROWELL 24595 HASKELL 351110744 3 29 27 SI GAS GLODIE 24595 HASKELL 351112184 1 30 27 SI GAS JAMES CROMWELL 24595 HASKELL 351112389 5 31 27 SI GAS CROWELL 24595 HASKELL 351112419 3 32 27 SI GAS CROWELL JAMES 24595 HASKELL 351112419 4 33 27 SI OIL CROWELL LINDA - JEAN 24595 HASKELL 351112573 3 34 13 SI GAS WEST PAUL 24595 HASKELL 351112621 4 35 23 SI GAS WEST 24595 HASKELL 351112699 5 36 35 SI GAS MARY VIRGINIA (KREBS - WELCH) 24595 HASKELL 351210006 5 37 1 SI GAS 1ST OKLA RESOURCES 24595 HASKELL 351212092 9 38 1 SI GAS J C HOUCK 24595 HASKELL 351212100 2 39 19 SI GAS HULIN 24595 HASKELL 351212116 1 40 33 SI OIL HARRISON 24595 TEXAS 351392211 4 41 32 SI inj HARRISON 24595 TEXAS 351392216 5 42 21 SI GAS ANGLETON 24595 BEAVER 350072139 6 43

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APPENDIX A - 2 – List of Assets 36 SI OIL JEFFRIES 24595 350932210 8 44 14 ON GAS REEVES 24595 BEAVER 350072277 7 45 35 ON GAS PEARSON UNIT - B 24595 HARPER 350593529 0 46 26 SI OIL LOYD MCNABB 24595 HARPER 350933006 4 47 26 SI GAS BLACKBURN 24595 350632160 8 48 25 SI GAS CHAPMAN ESTATE (YEAGER) 24595 350632168 2 49 36 SI GAS ROTT 24595 350912168 9 50 32 SI DRY SMITH 24595 350912128 7 51 11 SI GAS BERTIE JONES 24595 351072060 8 52 33 SI GAS ROSE 24595 350912077 7 53 33 SI GAS ROSE 24595 350912077 8 54 33 SI GAS ROSE 24595 350912077 9 55 32 SI GAS J.J. SMITH 24595 350912081 8 56 32 SI DRY SMITH 24595 350912135 9 57 6 SI GAS PRICE 24595 350630156 7 58 6 SI GAS WESLEY 24595 350630156 4 59 30 SI GAS CASSIE 24595 351012287 3 60 1 SI DRY THOMAS "E" 24595 350792030 3 61 17 SI GAS SHELL HEIRS 24595 351072323 8 62 18 SI GAS SHELL HEIRS 24595 351072323 9 63 17 SI GAS TOMAHAWK SHELL - HEIRS 24595 351072324 6 64 SI SI OIL Ammons 1 24595 OKMULG EE 351124898 65 SI OIL ammons 2 24595 OKMULG EE 66

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APPENDIX A-2 – List of Assets

67		OKMULGEE	24595	ammons 3	OIL	SI	
68		OKMULGEE	24595	Ammons 4	OIL	SI	
69		OKMULGEE	24595	JacobS 2	OIL	SI	
70		OKMULGEE	24595	DeArmon 1	OIL	SI	
71		OKMULGEE	24595	DeArmon 2	OIL	SI	
72		OKMULGEE	24595	DeArmon 3	OIL	SI	
73		OKMULGEE	24595	DeArmon 4	OIL	SI	
74	3511125521	OKMULGEE	24595	DeArmon 5	OIL	SI	
75		OKMULGEE	24595	DeArmon 6	OIL	SI	
76		OKMULGEE	24595	DeArmon 7	OIL	SI	
77		OKMULGEE	24595	DeArmon 8	OIL	SI	
78		OKMULGEE	24595	DeArmon 9	OIL	SI	
79		OKMULGEE	24595	DeArmon 10	OIL	SI	
80		OKMULGEE	24595	DeArmon 11	OIL	SI	
81		OKMULGEE	24595	DeArmon 12	OIL	SI	
82		OKMULGEE	24595	DeArmon 13	OIL	SI	
83		OKMULGEE	24595	DeArmon 14	OIL	SI	
84		OKMULGEE	24595	DeArmon 15	OIL	SI	
85		OKMULGEE	24595	DeArmon 16	OIL	SI	
86		OKMULGEE	24595	DeArmon 17	OIL	SI	
87		OKMULGEE	24595	Robinson1A	OIL	SI	
88		PONTOTOC	24595	C O Burke -1	OIL	SI	
89		PONTOTOC	24595	Hickman 1	OIL	SI	
90		PONTOTOC	24595	Hickman 1A	OIL	SI	
91		PONTOTOC	24595	Burke 1	OIL	SI	
92		PONTOTOC	24595	Burke 2	OIL	SI

APPENDIX A - 2 – List of Assets SI OIL Silver Red Fork SU 1 24595 CREEK 350370016 5 93 SI OIL Silver Red Fork SU 2 24595 CREEK 94 SI OIL Silver Red Fork SU 3 24595 CREEK 95 SI OIL Silver Red Fork SU 4 24595 CREEK 96 SI OIL Silver Red Fork SU 5 24595 CREEK 97 SI OIL Silver Red Fork SU 6 24595 CREEK 98 SI OIL Silver Red Fork SU 7 24595 CREEK 99 SI OIL Silver Red Fork SU 8 24595 CREEK 100 SI OIL Silver Red Fork SU 9 24595 CREEK 101 SI OIL Silver Red Fork SU 10 24595 CREEK 102 SI OIL Silver Red Fork SU 11 24595 CREEK 103 SI OIL Silver Red Fork SU 12 24595 CREEK 104 SI OIL Silver Red Fork SU 13 24595 CREEK 105 SI OIL Silver Red Fork SU 14 24595 CREEK 106 SI OIL Silver Red Fork SU 15 24595 CREEK 107 SI OIL Silver Red Fork SU 16 24595 CREEK 108 SI OIL Silver Red Fork SU 17 24595 CREEK 109 SI OIL Silver Red Fork SU 18 24595 CREEK 110 SI OIL Jason B - 1 24595 HUGHES 350632174 9 111 SI OIL Phillips 1 - 12 24595 HUGHES 350632373 6 112 SI INJ skinner Davis - 1 24595 HUGHES 350632231 9 113 SI OIL skinner Davis - 5 24595 HUGHES 350632174 9 114 SI OIL Lexington - 1 24595 CLEVELA ND 115 SI OIL Lexington - 2 24595 CLEVELA ND 116 SI OIL seminole - 1 24595 SEMINOL E 117 Arkansas wells

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APPENDIX A - 2 – List of Assets SI gas Taylor 1 - 23 Max Extrac t Johnson 307110802 118 ON gas Cagle 1 - 18 Max Extrac t Franklin 304711199 119 SI gas ES 11609 1 - 4 Max Extrac t Franklin 304710179 0 120 SI gas ES 12485, 1 - 33 Max Extrac t Franklin 304710243 0 121 SI gas fedeal es 2495, 2 - 3 Max Extrac t Johnson 307110420 122 ON gas Rameriz - 14 Max Extrac t pope 311510632 0 123 SI gas Deffenbaugh 1 Max Extrac t crawford 303310048 124 SI gas federal es 2495, 2 - 3 Max Extrac t Johnson 307110420 125 ON gas Sterlin 3 - 15 Max Extrac t Johnson 307110907 0 126 ON gas Sherrell 2 - 9 Max Extrac t Johnson 307110245 0 127 ON gas Ozark Real Estate - 1 Max Extrac t Johnson 307110036 0 128 ON gas Marshall Real Estate, 3 - 18 Max Extrac t Johnson 307110329 0 129 SI gas galloway 1 Max Extrac t Johnson 307110138 0 130 SI gas galloway 2 - 36 Max Extrac t Johnson 307110373 0 131 ON gas Goose Camp 1 - 16 Max Extrac t Johnson 307110447 0 133

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APPENDIX A - 2 – List of Assets GARVINN AND McCLAIN COUNTY WELLS ON oil a c wade 24595 GARVIN 350492151 7 134 ON oil BLEVINS 24595 GARVIN 350492138 3 135 inj MARTHA 24595 GARVIN 350492063 5 136 ON oil BARNEY SANDERS 24595 GARVIN 350492280 2 137 oil BROMIDE 24595 GARVIN 350492280 1 138 ON oil HAZEL 1 - 5 24595 GARVIN 350492094 9 139 oil JOHNNY 1 - 5 24595 GARVIN 350492089 5 140 inj EDITH 1 - 5 24595 GARVIN 350492088 5 141 ON oil PLUMMER 1 - 1 24595 GARVIN 350490043 6 142 inj Plummer 1 - 6 24595 GARVIN 350492107 4 143 ON oil PLUMMER 2 - 6 24595 GARVIN 350492298 4 144

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APPENDIX A - 2 – List of Assets SI gas FRANK DENNIS, ETAL 24595 MCLAINE 350873008 1 145 SI oil IVEY 24595 GARVIN 350492262 5 146 SI oil LANE - 1 24595 GARVIN 350492107 2 147 SI inj LANE - 2 24595 GARVIN 350492123 3 148 SI inj WILLARD 24595 MCLAIN 350870029 6 149 SI inj ROBERTSON 24595 GARVIN 350492125 90 150 SI oil HASSIE 1A 24595 MCLAINE 350872061 6 151 SI inj FULLER 2 G2GH GARVIN 350492275 2 152 SI oil LEDGERWOO D 24595 MCLAINE 350492111 7 153 153 wells

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APPENDIX A - 2 – List of Assets AGRAWAL ASSETS 15 gas wells Kan Oak Energy Kansas wells TRAVIS 1 - 18 LANGHOPHER AMIGO MAXWELL BUSH FINCHAM D - 1 DOWDY A - 2 HJVFLUUMEREFELT A - 1 HJV PONDER A - 1 SMITH - 1 SCHMIDT D - 1 ODEA JAMES 1 KELLY D - 1 LEONARD B - 4 MCCLURE D - 5

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